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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                          Date of Report: June 13, 2001



                             HELMERICH & PAYNE, INC.
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             (Exact name of registrant as specified in its charter)



   Delaware                           1-4221                    73-0679879
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(State or other                  (Commission File            (I.R.S. Employer
jurisdiction of                       Number)                 Identification
incorporation)                                                    Number)


Utica at Twenty-first Street, Tulsa, Oklahoma                  74114
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(Address of principal executive offices)                     (Zip Code)


                                 (918) 742-5531
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              (Registrant's telephone number, including area code)


                                       N/A
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          (Former name or former address, if changed since last report)



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Item 5.  Other Events.

         (i) Helmerich & Payne, Inc. and Helmerich & Payne International Drilling Co. (collectively the "Corporation") is a defendant in Verdin v. R&B Falcon Drilling USA, Inc., et al., Civil Action No. G-00-488, In the United States District Court for the Southern District of Texas, Galveston Division. This lawsuit alleges, among other things, that the Corporation and many other defendant companies whose collective operations represent a substantial majority of the U.S. offshore drilling industry, conspired to fix wages and benefits paid to drilling employees. Plaintiff contends that this alleged conduct violates federal and state antitrust laws. Plaintiff sought treble damages, attorneys' fees and costs on behalf of himself and an alleged class of offshore workers.

         In May, 2001, the Corporation reached an agreement in principle with Plaintiff's counsel to settle all claims pending court approval of the settlement. Court approval of the settlement is expected during the fourth quarter of 2001; however, the Corporation can give no assurance that this approval will be obtained. The Corporation does not believe the settlement will have a material adverse affect on its business or consolidated financial position.

         (ii) On June 13, 2001, the Corporation issued the following press release:

         "TULSA, OK - Helmerich & Payne, Inc. announced today that its Board of Directors approved the construction and purchase of ten additional new rigs and major equipment for its U.S. land rig operations.

         On March 15, 2001, H&P announced that it would construct 15 new FlexRigs(TM), H&P's highly mobile 8-18,000' land rig. The Company is increasing the March 15th commitment from 15 to 25 new FlexRigs(TM). H&P intends to accelerate construction of the new FlexRigs(TM) so that all 25 additional rigs will be delivered by March 2003. H&P intends to complete its current 12 FlexRig(TM) construction program by January 2002.

         H&P also announced it will spend approximately $45MM to purchase 30 new Varco top drives to upgrade a significant portion of its existing U.S. land rig fleet in Fiscal Years 2002 and 2003. The new top drives will improve the rigs' operating efficiency by reducing the operators' total time and cost to drill wells.



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         Hans Helmerich, President and CEO, said, 'We are pleased to expand the
         Company's new build program with an additional ten FlexRigs(TM) and a fleet-wide enhancement of 30 new top drives. This latest package continues a building program of new FlexRigs(TM) initiated in 1997 and involves further improvement aimed at increasing rig productivity and accelerating the delivery schedule.'

         The 25 new rigs will include further enhancements and, as a result, are estimated to cost $10 million each, versus the $9 million each announced on March 15th. New enhancements include integrated top drives and variable frequency AC drives as standard equipment, both industry firsts for a large multi-rig project. Variable frequency AC drive systems offer advantages over SCR electric rigs through reductions in total rig weight, reduced maintenance requirements, increased power efficiency, and increased compatibility with the latest automation and instrumentation.

         The current FlexRig(TM) design and equipment inventory has earned wide customer acceptance by delivering improved rig productivity through faster rig moves and through the use of a patented round mud tank system and a new generation of controls and instrumentation. In addition, FlexRigs(TM) provide greater versatility by offering a wider range of well depth capability. H&P's entire fleet of mobile and FlexRigs(TM) have proved to be recession-resistant through industry cycles with an average 96% activity since 1994. H&P tested and proved the FlexRig(TM) concept with six new FlexRigs(TM) completed in 1998 and 1999. Eight rigs of the current order of 12 FlexRigs(TM) are committed, including seven rigs with two-year and three-year firm term contracts.

         Helmerich & Payne, Inc. (HP/NYSE) is an energy-oriented company engaged in contract drilling and oil and gas exploration and production. Its contract drilling subsidiary owns 46 U.S. land rigs, 10 U.S. platform rigs located in the Gulf of Mexico, 32 rigs located in South America and 38 rigs in construction, modification or on order. With rigs currently on order and relocated between the U.S. and South America, the company's U.S. land rig fleet will total 56 rigs by December 2001 and 78 rigs by December 2002. The Company also holds substantial equity investments in several other publicly owned corporations.

         The information contained within this announcement is forward looking and involves risks and uncertainties that could significantly impact expected results. A discussion of these risks and uncertainties is


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         contained in the Company's Form 10-Q filed with the Securities and
         Exchange Commission on May 11, 2001."


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                               HELMERICH & PAYNE, INC.
                                    (Registrant)



                               By:   /s/ STEVEN R. MACKEY
                                    ------------------------------------------
                                    Name:  Steven R. Mackey
                                    Title: Vice President



Dated:   June 13, 2001


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